CNL Strategic Capital, LLC S-1/A

Exhibit 8.1

CLIFFORD CHANCE US LLP 31 West 52nd Street New York, NY 10019-6131 Tel +1 212 878 8000 Fax +1 212 878 8375 www.cliffordchance.com

CNL Strategic Capital, LLC 450 South Orange Avenue Orlando, Florida 32801	March 1, 2018

Re:	CNL Strategic Capital, LLC

Ladies and Gentlemen:

We have acted as counsel to CNL Strategic Capital, LLC, a Delaware limited liability company (the “Company”), in connection with the registration of up to $1,100,000,000 in any combination of shares of its limited liability company interests (the “Shares”) designated as Class A, Class T, Class D or Class I Shares (the “Offering”), of which up to $100,000,000 are issuable pursuant to the Company’s distribution reinvestment plan, as described more fully in the registration statement and all amendments thereto (the “Registration Statement”) and the prospectus contained in the Registration Statement (the “Prospectus”) of the Company, as filed on Form S-1 with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Capitalized terms not otherwise defined herein shall have the meanings given to them in the Registration Statement.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, interpretations of the foregoing as expressed in court decisions, legislative history, and administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof. These provisions and interpretations are subject to change, which may or may not be retroactive in effect, and which may result in modifications of our opinions. Our opinions do not foreclose the possibility of a contrary determination by the IRS or a court of competent jurisdiction, or of a contrary determination by the IRS or the Treasury Department in regulations or rulings issued in the future. In this regard, an opinion of counsel with respect to an issue represents counsel’s best professional judgment with respect to the outcome on the merits with respect to such issue, if such issue were to be litigated, but an opinion is not binding on the IRS or the courts and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position asserted by the IRS.

In rendering the opinions expressed herein, we have examined and relied on the following items:

1.	the Third Amended and Restated Limited Liability Company Operating Agreement of the Company dated February 28, 2018 (the “LLC Agreement”);

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2.	the Certificate of Representations (the “Certificate of Representations”) dated as of the date hereof, provided to us by the Company and CNL Strategic Capital Management, LLC, a Delaware limited liability company (the “Manager”);

3.	the Second Amended and Restated Management Agreement, dated February 28, 2018, by and between the Company and the Manager (the “Management Agreement”) and the Second Amended and Restated Sub-Management Agreement, dated February 28, 2018, by and between the Manager, Levine Leichtman Strategic Capital, LLC, a Delaware limited liability company (the “Sub-Manager”), and the Company (the “Sub-Management Agreement”, and, together with the Management Agreement, the “Management Agreements”);

4.	the Registration Statement; and

5.	such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions referred to in this letter.

In our examination of the foregoing documents, we have assumed, with your consent, that (i) all documents reviewed by us are original documents, or true and accurate copies of original documents and have not been subsequently amended; (ii) the signatures of each original document are genuine, (iii) each party who executed the document had proper authority and capacity, (iv) all representations and statements set forth in such documents are true and correct, (v) all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms, and (vi) the Company, its subsidiaries, the Manager, and the Sub-Manager will each operate in accordance with the method of operation described in the LLC Agreement, the Management Agreements, the Registration Statement and the Certificate of Representations.

For purposes of rendering the opinions stated below, we have also assumed, with your consent, (i) the accuracy of the representations contained in the Certificate of Representations, and that each representation contained in such Certificate of Representations to the knowledge or belief of the Company or the Manager is accurate and complete without regard to such qualification as to knowledge or belief, and (ii) no action will be taken following the Offering that is inconsistent with the Company’s classification as a partnership for U.S. federal income tax purposes for any period prior or subsequent to the date hereof. The representations contained in the Certificate of Representations generally relate to the organization and operation of the Company as a partnership for U.S. federal income tax, including its ability to qualify for the “qualifying income exception” (defined below).

Based upon, subject to, and limited by the assumptions and qualifications set forth herein, we are of the opinion that:

(1) although the matter is not free from doubt due to a lack of guidance and authority directly on point, based upon the Company’s proposed method of operation (as described in the Registration Statement and the Certificate of Representations), the Company will not be classified for U.S federal income tax purposes as an association or a publicly traded partnership taxable as a corporation.

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(2) the statements in the Registration Statement under the caption “Certain U.S. Federal Income Tax Consequences,” to the extent they describe applicable U.S. federal income tax law, are correct in all material respects.

The opinions set forth above represent our conclusions based upon the documents, facts, representations and assumptions referred to above. Any material amendments to such documents, changes in any significant facts or inaccuracy of such representations or assumptions could affect the opinions set forth herein.

Moreover, the Company’s ability not to be classified as an association or a publicly traded partnership taxable as a corporation may depend upon the Company’s ability to meet for each taxable year, through actual annual operating results, a requirement under the Code regarding the nature and sources of its gross income (the “qualifying income exception”). We have not undertaken, and will not undertake, to review the Company’s compliance with the qualifying income exception on a continuing basis. In addition, you should be aware that no definitive judicial or administrative authority exists relating to certain matters regarding the qualifying income exception, such as, for example, whether the Company could be considered to be engaged in the conduct of a financial business. Accordingly, no assurance can be given that the actual results of the Company’s operations for any single taxable year will satisfy the qualifying income exception necessary to avoid classification as an association or a publicly traded partnership taxable as a corporation under the Code. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this letter or the Certificate of Representations.

The opinions set forth in this letter are: (i) limited to those matters expressly covered and no opinion is to be implied in respect of any other matter; (ii) as of the date hereof; and (iii) rendered by us solely for your benefit and may not be relied upon by any person or entity other than you without our express written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP